May 2009

Pricing Sheet dated May 29, 2009 relating to
Amendment No. 1 to Preliminary Terms No. 117 dated May 26, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due June 6, 2011
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – May 29, 2009
Issuer:	Morgan Stanley
Maturity date:	June 6, 2011
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Aggregate principal amount:	$7,480,000
Payment at maturity per Buffered PLUS:	▪ If the final share price is greater than the initial share price: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.

▪  If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10% from the initial share price: $10

▪ If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10% from the initial share price:
($10 x share performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	$33.26, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date, times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Valuation date:	June 1, 2011, subject to postponement for certain market disruption events
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$14.90 (149% of the stated principal amount).
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Interest:	None
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	May 29, 2009
Original issue date:	June 5, 2009 (5 business days after the pricing date)
CUSIP:	617484142
ISIN	US6174841428
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$10	$0.175	$9.825
Total	$7,480,000	$130,900	$7,349,100
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 117 dated May 26, 2009
Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.